TERMS OF NEW PHOTOCOMM STOCK OPTION GRANTS
PROPOSED RESOLUTIONS TO BE CONSIDERED BY THE BOARD OF DIRECTORS
OF PHOTOCOMM, INC.


1996 Stock Option Grants

WHEREAS, the Board believes it to be in the best interests of the Corporation to provide its employees, officers and agents with performance incentives in the form of Non-Statutory Stock Options pursuant to the 1996 Stock Option Plan;

WHEREAS, the Board finds that the fair market value of the Company's Common Stock for purposes of granting options to purchase such stock on the Grant Date described below is the average of the trading high and low prices as reported by NASDAQ for the period beginning November 15, 1996 and ending December 15, 1996 (the "Fair Market Value");

THEREFORE, BE IT RESOLVED, that the following individuals shall be granted the number Non-Statutory Stock Options indicated below under the Company's 1996 Stock Option Plan with an exercise price equal to the Fair Market Value of the Company's Common Stock as above indicated, and with a Grant Date of January 1, 1997:

                                        Number of Non-Statutory
Name                                         Stock Options

Robert Kauffman                                  400,000

Donald Anderson                                  100,000

Thomas C. LaVoy                                  150,000

Myron Anduri                                      40,000

Robert Spotts                                     40,000

Walter M. Baker                                   10,000

All Other Employees                              100,000
   (as Selected by President)

            TOTAL                                940,000

BE IT FURTHER RESOLVED, that the form of Non-Statutory Stock Option Agreement attached hereto shall be used with respect to each of the above option grants, which agreement sets forth the term and vesting schedule for the options as well as other exercise requirements.

NON-STATUTORY STOCK OPTION AGREEMENT


BY THIS STOCK OPTION AGREEMENT ("Agreement") made and entered into this 1st day of January, 1996 ("Grant Date"), PHOTOCOMM, INC., an Arizona corporation (the "Company"), and ____________________ a key employee or director of the Company (the "Optionee") hereby state, confirm, represent, warrant and agree as follows:


I

RECITALS

1.1 The Company, through it Board of Directors (the "Board"), has determined that in order to attract and retain the best available personnel for positions of substantial responsibility to provide successful management of the Company's business, it must offer a compensation package that provides key employees and directors of the Company a change to participate financially in the success of the Company by developing an equity interest in it.

1.2 The Company adopted the 1996 Stock Option Plan (the "Plan") on September 16, 1996.

1.3 By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company, an option to purchase shares of common stock of the Company ("Common Stock").


II

AGREEMENTS

2.1 Grant of Non-Statutory Stock Option. Subject to the terms and conditions hereinafter set forth and those provisions set forth in the Plan, the Company grants to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of ____________________ (___________)
shares of Common Stock, authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares").

2.2 Exercise of Option. Subject to the terms and conditions of this Agreement and those of the Plan, the Option may be exercised only by completing and signing a written notice to the Company who shall confirm that the exercise is valid, in substantially the following form:

I hereby exercise the Option granted to me by Photocomm, Inc. and elect to purchase ______________ shares of $.10 par value Common
Stock of Photocomm, Inc. for [the purchase price set forth in Paragraph 2.3 of this Stock Option Agreement].

2.3  Purchase Price.  The price to be paid for the Optioned
Shares (the "Purchase Price") shall be $____________ per share.

2.4 Payment of Purchase Price. Payment of the Purchase Price may be made as follows:

(a) In United States dollars in cash or by check, bank draft or money order payable to the Company; or

(b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price; or

(c)  By a combination of both (a) and (b) above.

The Board shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate. At the election of the Optionee pursuant to Section 16 of the Plan, and subject to the acceptance of such election by the Board, to satisfy the Company's withholding obligations, it may retain such number of shares of Common Stock subject to the exercised Option which have an aggregate Fair Market Value (as defined in the Plan) on the date of exercise equal to the Company's aggregate federal, state, local and foreign tax withholding and FICA and FUTA obligations with respect to the exercise of the Option by the Optionee.

2.5 Exercisability of Option. The Option shall become exercisable in increments if the Optionee is continuously employed from the Grant Date through the following vesting dates. The Optioned Shares shall be divided into two halves with the first half vesting in accordance with one schedule and the second half vesting on a delayed schedule. To that end, except as otherwise provided in Paragraph 2.6 and 2.8, the Option may be exercised by the Optionee, in whole or in part from time to time, for such number of shares as is equal to the percentage of the Optioned Shares indicated below ("Vested Shares"):

Date              Percentage of Optioned Shares Vested
         First Half   Second Half    Of Total   Cumulative Total

1/1/1997    25                         12.5          12.5
1/1/1998    25             25           25           37.5
1/1/1999    50             25           37.5         75
1/1/2000                   50           25          100

2.6 Termination of Option. The Option shall not be exercisable as to any shares and will automatically terminate if the continuous employment requirement is not satisfied regardless of the circumstances under which the Optionee's employment by the Company is terminated. Vested Shares, to the extend not exercised, shall terminate upon the first to occur of the following dates:

(a)  The tenth (10th) anniversary of the Grant date (the "Option
Term"); or

(b) The date on which the Optionee's employment is terminated for criminal activity or for purposely or recklessly failing to perform the Optionee's duties with the Company; or

(c) The date 36 months from the date the Optionee retires from employment by the Company or that the Optionee becomes disabled and unable to continue employment; or

(d)  The date 15 months from the date the Optionee dies; or

(e) The date 3 months from the date the Optionee's employment is terminated for other than (b), (c), or (d).

[In the case of Mr. Kauffman substitute 30 months for 3 months in
(e) and in the case of Mr. LaVoy 24 months.]

2.7 Adjustments. In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Optioned Shares (including any Option outstanding after termination of employment or death) and the Purchase Price per share shall be proportionately and appropriately, adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

2.8 Liquidation, Sale of Assets or Merger. In the event of a proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board determines that the Optionee shall have the right to exercise the Option as to all of the Common Stock subject to the Option, including shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty(30) days from the date of such notice (but not later than the expiration of the Option term under paragraph 2.6), and the Option will terminate upon the expiration of such period. In the event the thirtieth
(30th) day referred to in this paragraph shall fall on a day that is not a business day, then the thirtieth (30th) day shall be the next following business day.

2.9 Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Secretary at Photocomm, Inc., 7681 East Gray Road, Scottsdale, Arizona 85260, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or her at his or her then current residential address as appearing on the payroll records of the Company. Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

2.10 Transferability of Option. The Option shall not be transferable by the Optionee otherwise than by the will or the laws of descent and distribution and may be exercised during the life of the Optionee only by the Optionee.

2.11 Optionee Not a Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

2.12 Not a Contract of Employment. Nothing contained in the Plan or in any Option Agreement executed pursuant to the Plan shall be deemed to confer upon any individual to whom an Option may be granted hereunder any right to remain in the employ or service of the Company or a parent or subsidiary corporation of the Company.

2.13 Disputes or Disagreements. As a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representatives, that any disputes or disagreement which may arise under or as a result of or pursuant to this agreement shall be determined by the Board in its sole discretion, and that any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his or her signature.


PHOTOCOMM, INC.
an Arizona corporation



By: _______________________

Its: ____________________



OPTIONEE:



___________________________


SCHEDULE 9.2


PHOTOCOMM BYLAW AMENDMENTS TO BE MADE

1. Section 3.02 of the Bylaws shall be amended to read as follows:

3.02 Special Meeting. Special meetings of the shareholders may be held whenever and wherever called for by the Board of Directors or by the written demand of the holders of ten percent (10%) of all issued and outstanding shares of stock, regardless of class. The business which may be conducted at any such special meeting will be confined to the purposes stated in the notice thereof, and to such additional matters as the chairman of such meeting may rule to be germane to such purpose.

2. Section 4.02 of the Bylaws shall be amended to read as follows:

4.02 Membership. The business and affairs of the Corporation shall be managed by its Board of Directors, consisting of six (6) directors until the January, 1997 Annual Meeting of Shareholders and sever (7) directors thereafter. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect Directors to hold office until the next succeeding annual meeting. Each Director shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. The Directors need not be shareholders or residents of the state of incorporation.

3. Section 4.05 of the Bylaws shall be amended to read as follows:

4.05 Meetings. A regular annual meeting of the Directors shall be held immediately after the adjournment of each annual shareholders' meeting at the place at which such shareholders' meeting was held. Other meetings of the Board of Directors, regular or special, may be held either within or without this state, and may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting so held shall constitute presence in person at such meeting. Any director shall be entitled to participate by conference telephone or similar communication equipment, provided, however, the directors by resolution may preclude any person who is not a director from participating or listening to any meeting of the Board by such telephone or other equipment or otherwise. Regular meetings other than annual meetings may be held without notice at regular intervals at such places and such times as the Board of Directors may from time to time provide. Special meetings of the Board of Directors may be held whenever and wherever (within the continental United States) called for by the Chairman of the Board, the President, or the number of Directors required to constitute a quorum.

4. Section 11.01 of the Bylaws shall be amended to read as follows:

11.01 Repeal, Alteration, or Amendment. These Bylaws may be repealed, altered, or amended, or substitute bylaws may be adopted at any time, only be resolution duly adopted by at least two-thirds (2/3) of the entire Board of Directors, subject to repeal or change by action of the shareholders.